ADMINISTRATION AGREEMENT


          THIS ADMINISTRATION AGREEMENT ("Agreement"), is made this 26th day of June, 1997, by and between Berkshire Capital Investment Trust, a Delaware business trust (the "Fund"), and Berkshire Capital Holdings, Inc., a California corporation (the "Administrator").


                             W I T N E S S E T H:


          WHEREAS, the Fund is engaged in business as a non-diversified open-end management investment company and is to be registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

          WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

          WHEREAS, the Fund desires to retain the Administrator to render supervisory and corporate administrative services to the Fund in the manner and on the terms hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1. Employment of the Administrator. The Fund hereby employs the Administrator to administer the affairs of the Fund subject to the direction of the Board of Trustees and the officers of the Fund, for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Administrator shall devote such time as is necessary to carry out and shall at all times faithfully, with diligence and to the best of its ability, perform all of the duties required of it by the Fund hereunder.

2. Obligations of the Administrator. The Administrator shall, at its expense, establish and maintain separate books of account and other records reasonably appropriate for the operation of the business of the Fund, including such entries and supporting documents as may be necessary or appropriate for the purpose of showing all the transactions made or committed on behalf of the Fund, and shall supervise all accounting procedures and audits. All books and records shall be maintained in such form and detail as may be required by applicable law. The Administrator shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the Fund's book of account in accordance with all applicable federal and state laws and regulations. The Administrator, at its expense, shall supply the Board of Trustees and officers of the Fund with all statistical information and reports reasonably required by it and reasonably available to the Administrator and furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that any records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Act for the periods prescribed by Rule 31a-2 under the Act.

                                     -6A-
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          The  Administrator  covenants  and  agrees that it will maintain, or
will  otherwise  have  available  to  it,  facilities  and  staff,   including
managerial, administrative and technical, as shall be necessary and adequate, in all material respects, to perform properly its obligations hereunder.

3. Expenses of the Fund. The Administrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement. In addition, the Administrator assumes and shall pay all ordinary expenses of the Fund, including, without limitation: (a) organizational costs, (b) compensation of the Investment Adviser's personnel and payment of other expenses in connection with provision of portfolio management services, (c) compensation of any of the Fund's trustees, officers or employees who are not interested persons of the Investment Adviser or its affiliates, (d) fees and expenses of registering the Fund's shares under the federal securities laws and of qualifying its shares under applicable state Blue Sky laws, including expenses attendant upon renewing such registrations and qualifications, (e) insurance premiums, (f) fidelity bonds, (g) accounting and bookkeeping costs and expenses necessary to maintain the Fund's books and records, (h) outside auditing and ordinary legal expenses, (i) all costs associated with shareholders meetings and the preparation and dissemination of proxy solicitation materials, (j) costs of printing and distribution of the Fund's Prospectus and other shareholder information to existing shareholders,
(k) charges, if any, of custodian and dividend disbursing agent's fees, (l) industry association fees, and (m) costs of independent pricing services and calculation of daily net asset value. The Administrator may, at its discretion, assume any additional expenses ordinarily assumed by the Fund when it determines that such action is in the best interest of the shareholders. Any extraordinary and non-recurring expenses shall be paid by the Fund.

4. Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator, in arrears, within ten days after the end of each calendar month, a fee, accrued each calendar day (including weekends and holidays) at a rate of 0.50% per annum of the Fund's average daily net assets up to $50 million, 0.45% of such assets from $50 million to $200 million, 0.40% of such assets from $200 million to $500 million, 0.35% of such assets from $500 million to $1 billion, and 0.30% of such assets in excess of $1 billion for such month as determined and computed in accordance with the description of the method of determination of net asset value contained in the Fund's Prospectus and Statement of Additional Information.

5. Expense Limitation. If, in any fiscal year, the aggregate expenses of the Fund (including advisory, administrative and transfer agency fees, but excluding interest, local, state and federal taxes), exceed the expense limitations of any state having jurisdiction over the Fund, then the fee paid to the Administrator hereunder will be reduced pro rata (but not below zero) to the extent required by such expense limitation. The Administrator will bear its pro rata share of any such fee reduction based on the percentage that the Administrator's fee bears to the total administrative and advisory fees paid by the Fund to the Administrator and to the investment adviser of the Fund, for the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of said fee reduction based on the number of days that the Agreement is in effect during such month and year, respectively.

6. Inspection of Books and Records. Manager shall, upon reasonable notice, permit the Fund and its duly authorized representatives to inspect and to audit, for any purposes whatsoever, all of the books of account, documents, records, papers and files in the custody or possession of the Administrator relating in any manner to the business of the Fund. All expenses involved in such audit or inspection will be borne by the Fund.


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7.        Independent  Contractor.  The  Administrator  is  for  all  purposes
hereunder   an   independent  contractor,  free  from  control,  direction  or supervision of the Fund and any persons engaged by the Administrator in the performance of the Administrator's duties hereunder are solely the employees or agents of the Administrator. The parties hereto intend and contemplate that their relationship shall not be construed, nor shall any provision of this Agreement be interpreted, so as to create a partnership or joint venture between them or their respective successors in interest and, except as expressly provided or authorized, neither party shall have the authority to act for, represent or bind the other or otherwise be deemed an agent of the other.

8. Activities of the Administrator. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others. Subject to, and in accordance with the Declaration of Trust and By-Laws of the Fund and Section 10(a) of the Act, it is understood that trustees, officers, agents and beneficial holders of the Fund are or may be "interested persons" (as defined in the Act) of the Administrator of its affiliates, and that directors, officers, agents or shareholders of the Administrator of its affiliates are or may be "interested persons" of the Fund as beneficial holders or otherwise.

 9. Limitation of Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Fund or to any beneficial holder of the Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10. Term. This Agreement shall become effective on the effective date of the first public offering of the Fund's shares and shall continue in effect for one year and from year to year thereafter only so long as specifically approved annually by (i) the Fund's Board of Trustees and by a vote of the holders of a majority of the outstanding voting securities of the Fund, or
(ii) a majority of the Trustees who are not parties to the Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

11. Termination. This Agreement may be terminated at any time without the payment of any penalty (i) by the Fund either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days written notice to the Administrator, or (ii) by the Administrator on 60 days written notice to the Fund.

12. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Trustees of the Fund and by a vote of the holders of a majority of the outstanding voting securities of the Fund, or (ii) a majority of those trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

13. Notices. Any notice required or desired to be given hereunder shall be in writing and shall be considered effective (i) when delivered, if by personal delivery, (ii) upon receipt, if sent by FAX, which FAX has been telephonically confirmed, between the hours of 9:00 a.m. and 5:00 p.m. local time of the recipient on a business day, or if not, at 9:00 a.m., local time on the next business day, or (iii) upon the earlier of actual or first attempted delivery, if mailed, postage prepaid, addressed as follows:


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                           If to the Administrator:
                       Berkshire Capital Holdings, Inc.
                             475 Milan Drive, #103
                        San Jose, California 95134-2453
                            FAX No.: (408) 562-6501
                         Telephone No.: (408) 526-0707


                                If to the Fund:
                      Berkshire Capital Investment Trust
                             475 Milan Drive, #103
                        San Jose, California 95134-2453
                            FAX No.: (408) 562-6501
                         Telephone No.: (408) 526-0707


or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral.

15. Inurement. This Agreement shall inure to the benefit of and be binding upon the Fund, the Administrator, and their respective successors, transferees and assigns.

16. Assignment. Except as otherwise expressly provided herein, the rights and obligations of the parties pursuant to this Agreement may not be assigned without the express written consent of the other party.

17. Severability. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, such holding, declaration or pronouncement shall not adversely affect any other provision of this Agreement, and this Agreement shall otherwise remain in full force and effect and be enforced in accordance with its terms, including in a manner that may be reasonably required in order to render any provision that has been held, declared or pronounced void, voidable, invalid, unenforceable or inoperative to become valid, enforceable and operative.

18. Counterparts. This Agreement shall be executed in counterparts, in which case all such counterparts shall constitute one and the same agreement.

19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

20. Attorneys' Fees. In the event any proceeding is brought by one party against the other to enforce or for the breach of any of the provisions of this Agreement, the prevailing party shall be entitled in such proceeding and in any appeal therefrom to recover reasonable attorneys' fees, together with the costs of such proceeding therein incurred.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.



ATTEST:                                     BERKSHIRE CAPITAL INVESTMENT TRUST


      /s/ Ronald G. Seger                         /s/ Malcolm R. Fobes III
By:  ____________________________           By:  _____________________________
     Ronald G. Seger,                            Malcolm R. Fobes III,
     Secretary                                   President



ATTEST:                                       BERKSHIRE CAPITAL HOLDINGS, INC.


      /s/ Ronald G. Seger                         /s/ Malcolm R. Fobes III
By:  ____________________________           By:  _____________________________
     Ronald G. Seger,                            Malcolm R. Fobes III,
     Secretary                                   Chairman & CEO


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